Exhibit 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES
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                                                                                           For the Years Ended
                                                           For the Ten     ---------------------------------------------------
                                                           Months Ended          February 28,
                                                           December 31,    -----------------------  February 29,  February 28,
                                                               1998           1998         1997        1996          1995
                                                           ------------    -----------------------  ------------  ------------
                                                                                          (In thousands)
Loss from continuing operations..........................   $(545,532)     $(263,441)   $(138,825)    $(91,311)     $(30,614)
Add back:  losses from less-than-50% owned persons.......      23,527         18,769       17,879       26,631         4,288

Less: losses from less-than-50%-owned persons
 where the registrant has guaranteed debt:
   Teleport..............................................          --             --           --           --          (126)
   Swedish Cable.........................................          --             --           --           --           (65)
                                                            ---------      ---------    ---------     --------      --------
                                                             (522,005)      (244,672)    (120,946)     (64,680)      (26,517)

Fixed charges:
  Interest, whether expensed or capitalized, including
   amortization of deferred financing costs..............     163,227        124,288       79,659       36,045         9,328
                                                            ---------      ---------    ---------     --------      --------

Adjusted earnings........................................    (358,778)      (120,384)     (41,287)     (28,635)      (17,189)
Fixed charges............................................    (163,227)      (124,288)     (79,659)     (36,045)       (9,328)
                                                            ---------      ---------    ---------     --------      --------
Ratio of earnings........................................          --             --           --           --            --
                                                            ---------      ---------    ---------     --------      --------
Amount of coverage deficiency............................   $(522,005)     $(244,672)   $(120,946)    $(64,680)     $(26,517)
                                                            =========      =========    =========     ========      ========

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